Exhibit 4.6

AMENDMENT NO. 5

TO

PREFERRED STOCK RIGHTS AGREEMENT

This amendment number five (this “Amendment”) to the Preferred Stock Rights Agreement between Palm, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A., as successor to Equiserve Trust Company, N.A. and Fleet National Bank (the “Rights Agent”) is made and entered into as of January 9, 2009, and shall become effective on January 9, 2009.

BACKGROUND

WHEREAS, the Company and the Rights Agent entered into a Preferred Stock Rights Agreement dated as of September 25, 2000 (as amended, the “Rights Agreement”);

WHEREAS, the Company and the Rights Agent entered into an amendment to the Rights Agreement on November 12, 2004;

WHEREAS, the Company and the Rights Agent entered into a second amendment to the Rights Agreement on June 1, 2007, to permit the transactions contemplated by the Preferred Stock Purchase Agreement and Agreement and Plan of Merger, dated as of June 1, 2007 (as amended from time to time in accordance with the provisions thereof, the “Preferred Stock Purchase Agreement”), among Elevation Partners, L.P. (“Elevation”), the Company and Passport Merger Corporation, without Elevation becoming an Acquiring Person;

WHEREAS, the Company and the Rights Agent entered into a third amendment to the Rights Agreement on October 24, 2007 to reflect the agreement between the Company, Elevation and Elevation Employee Side Fund, LLC, a Delaware limited liability company (“Elevation Side Fund”), set forth in the Stockholders’ Agreement dated October 24, 2007;

WHEREAS, the Company and the Rights Agent entered into a fourth amendment to the Rights Agreement on December 22, 2008 to permit the transactions contemplated by the Securities Purchase Agreement, dated as of December 22, 2008 (as amended from time to time in accordance with the provisions thereof, the “Series C Securities Purchase Agreement”), between Elevation and the Company, without Elevation becoming an Acquiring Person;

WHEREAS, Section 27 of the Rights Agreement provides that, in certain circumstances, including prior to the occurrence of a Distribution Date, the Company may supplement or amend the Rights Agreement without the approval of any holders of Rights;

WHEREAS, a Distribution Date has not occurred;

WHEREAS, the Company has agreed to issue and sell shares of the Company’s Series C Preferred Stock and warrants exercisable for a number of shares of the Company’s Common Stock to Elevation pursuant to the Series C Securities Purchase Agreement, such that Elevation will beneficially own (as defined in the Rights Agreement) shares of preferred stock of the Company convertible into the Company’s Common Stock and warrants exercisable for a number of shares of the Company’s Common Stock upon the consummation of the transactions contemplated by the Series C Securities Purchase Agreement;

WHEREAS, on January 9, 2009, the Board of Directors of the Company resolved to amend the Rights Agreement to reflect the agreement between the Company, Elevation and Elevation Employee Side Fund set forth in the Amended and Restated Stockholders’ Agreement dated January 9, 2009; and

WHEREAS, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

3. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by replacing the last sentence thereof with the following sentence:

“For purposes of this Section 1(a), the term “Common Shares outstanding” shall be deemed to include (i) the Common Shares outstanding and (ii) the shares of Series B Preferred Stock (as defined in Section 36 hereof) and Series C Preferred Stock (as defined in Section 36 hereof) outstanding calculated on an as-converted to Common Shares basis.”

4. Amendment to Section 36. Section 36 is hereby amended and restated in its entirety as follows:

“(a) For purposes of this Section 36, the following terms have the meanings indicated:

“Appointed Director(s)” shall have the meaning assigned thereto in the Stockholders’ Agreement.

“Below Market” means (i) the issuance of Common Stock at a price per share less than 95% of the closing sale price of Common Stock on the trading day immediately prior to the date of a definitive agreement pursuant to which the sale of Common Stock is to occur or (ii) the issuance of any security convertible into or, exchangeable or exercisable for, Common Stock for a conversion, exchange or exercise price per share less than 95% of the closing sale price of Common Stock on the trading day immediately prior to the date of a definitive agreement pursuant to which the sale of such securities is to occur.

“Board” means the Board of Directors of the Company.

“Board Representation Entitlement” means a number of Preferred Directors (rounded to the nearest whole number) equal to the product of (x) the total number of members then comprising the full Board (including the Preferred Directors) and (y) the lesser of (1) 39.9% and (2) the Elevation Beneficial Ownership Percentage; provided, however, that, notwithstanding the foregoing, (A) from and after the first time that the Investor Stockholders (including, for this purpose, their Permitted Transferees) in the aggregate cease to (x) SH Beneficially Own and (y) have all Economic Rights and Voting Rights with respect to a number of shares of Preferred Stock that if then converted would be convertible into a number of shares of Common Stock that is greater than or equal to 50% of the shares of Common Stock issuable upon conversion of 325,000 shares of Series B Preferred Stock (regardless of whether any such shares of Series B Preferred Stock are then outstanding) based on the conversion prices that are (or would be) in effect at the time of such calculation (including, for purposes of this calculation, shares of Preferred Stock pledged pursuant to a bona fide pledge, but not a foreclosure thereon, but excluding, for purposes of this calculation, shares subject to Shared Beneficial Ownership with any Person other than another Investor Stockholder or a Permitted Transferee), the Board Representation Entitlement shall be zero (0) Preferred Directors, (B) from and after the occurrence of a Non-Constituent Issuer Fundamental Change, the Board Representation Entitlement shall be zero (0) Preferred Directors and (C) from and after the occurrence of a Fundamental Change described in clause (i) of the definition thereof other than a Non-Constituent Issuer Fundamental Change, the Board Representation Entitlement shall be no more than one (1) Preferred Director; provided, further, that no reduction in the Board Representation Entitlement resulting from a decrease in the Elevation Beneficial Ownership Percentage shall occur until the expiration of any applicable Share Ownership Reduction Cure Period.

“Capital Stock” means any and all shares of capital stock of the Company, including without limitation, any and all shares of Common Stock and Preferred Stock.

“Closing Date” shall have the meaning assigned thereto in the Series C Securities Purchase Agreement.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company Notice” means the written notice provided by the Company to the Investor Stockholders, pursuant to the terms of the Stockholders’ Agreement, if the Company believes in good faith that there has been a reduction in the Investor Director Entitlement or the Board Representation Entitlement due to either (i) a Share Ownership Reduction or (ii) a Board Size Decrease (as defined in the Stockholders’ Agreement).

“Confidential Information” shall have the meaning assigned thereto in the Stockholders’ Agreement.

“Conversion Shares” means, as applicable, the shares of Common Stock that may be issued upon the conversion of the Series B Preferred Stock as provided for in the Series B Certificate of Designation and/or the shares of Common Stock that may be issued upon the conversion of the Series C Preferred Stock as provided for in the Series C Certificate of Designation.

“Control” or “Controlled by” have the meaning set forth in Rule 12b-2 of the Exchange Act, as in effect on the date of this Amendment.

“Diluted Common Shares Outstanding” means the sum of (i) the number of outstanding shares of Common Stock plus (ii) the number of shares of Common Stock issuable upon the conversion of outstanding shares of Series B Preferred Stock and Series C Preferred Stock plus (iii) the number of shares of Common Stock issuable upon the exercise of the Warrants plus (iv) the number of shares of Common Stock issuable upon the conversion, exercise, exchange or issuance of any Equity Securities of the Company sold in any Offering described in clause (ii) of the definition of Offering. For purposes hereof, the Diluted Common Shares Outstanding will be calculated by reference to the information set forth in the most recent report on Form 10-Q or 10-K filed with the SEC unless the Company has provided Elevation more recent information regarding the components of the Diluted Common Shares Outstanding.

“Economic Rights” means, with respect to a security, the right to the full pecuniary interest in the security, including, without limitation, the right to receive dividends and distributions, proceeds upon liquidation and receive the proceeds of disposition or conversion (if applicable) of the security.

“Elevation Beneficial Ownership Percentage” means, at any time, the quotient of (a) the aggregate number of shares of Common Stock SH Beneficially Owned, but excluding Shared Beneficial Ownership of Common Stock, by the Investor Stockholders divided by (b) the sum of (i) the total number of shares of Common Stock outstanding at such time plus (ii) the number of shares of Common Stock into which the outstanding shares of Series B Preferred Stock and Series C Preferred Stock are entitled to convert at such time plus (iii) the number of shares of Common Stock issuable upon the exercise of the Warrants plus (iv) the number of shares of Common Stock issuable upon the conversion, exercise, exchange or issuance of any Equity Securities of the Company sold in any Offering described in clause (ii) of the definition of Offering. For purposes hereof, if a Share Ownership Reduction Cure Period shall have ever taken place (on one or more occasions), and at the end of such Share Ownership Reduction Cure Period there is a reduction in the number of Appointed Directors pursuant to Section 4(d)(iii) of the Series C Certificate of Designation or the number of Investor Directors pursuant to Section 2.1(d)(ii) of the Stockholders’ Agreement, then the Elevation Beneficial Ownership Percentage shall be deemed at any point in time thereafter to be no greater than the lowest Elevation Beneficial Ownership Percentage that shall have existed at the end of any such Share Ownership Reduction Cure Period.

“Elevation Entity” means any of: (i) Elevation, (ii) Elevation Side Fund, (iii) Elevation Associates, L.P., the sole general partner of Elevation, (iv) Elevation Associates, LLC, the sole general partner of Elevation Associates, L.P. and of Elevation GP Participants, LP, (v) Elevation GP Participants, LP, a limited partner of Elevation Associates, L.P., and (vi) Elevation Management, LLC, the sole management company to Elevation, in each case so long as, with respect to such entity, such entity is under common control with Elevation.

“Elevation Entity Controlled Affiliate” means any SH Agreement Affiliate(s) of Elevation directly or indirectly Controlled by an Elevation Entity. For the avoidance of doubt, any entity that is not an SH Agreement Affiliate of an Elevation Entity as a result of the operation of clause (i), (ii) or (iii) of the definition of “SH Agreement Affiliate” shall not be considered an Elevation Entity Controlled Affiliate.

“Elevation Ownership Limit” means the Elevation Beneficial Ownership Percentage at the close of business on the Closing Date, provided that if any Investor Stockholder effects a Transfer to any Person other than one or more Permitted Transferees, then on and after the first day after the end of the fiscal quarter of the Company in which such Transfer occurred (the “Transfer Quarter”) the Elevation Ownership Limit will equal the Elevation Beneficial Ownership Percentage at the close of business on the last day of the Transfer Quarter; provided further, however, that the Elevation Ownership Limit shall never be higher than the Elevation Beneficial Ownership Percentage at the close of business on the Closing Date.

“Equity Securities” means any and all shares of Capital Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares (including the shares of Series B Preferred Stock and Series C Preferred Stock, the Conversion Shares, the Warrants and the Warrant Shares).

“Fundamental Change” means the occurrence of any of the following:

(i) any merger, consolidation, stock or asset purchase, recapitalization or other business combination transaction (or series of related transactions) as a result of which the shares of capital stock of the Company entitled to vote generally in the election of directors and the Series B Preferred Stock and the Series C Preferred Stock (treated on an as-converted basis) immediately prior to such transaction (or series of related transactions) are converted into and/or continue to represent (on an as-converted basis in the case of the Series B Preferred Stock and the Series C Preferred Stock), in the aggregate, less than 50% of the total voting power of all shares of capital stock that are entitled to vote generally in the election of directors of the entity surviving or resulting from such transaction (or ultimate parent thereof);

(ii) any person or group, together with any SH Agreement Affiliates thereof (other than any Investor Stockholder or any of their respective SH Agreement Affiliates), has, directly or indirectly, become the SH Beneficial Owner of more than 50% of the total voting power of all shares of capital stock of the Company that are entitled to vote generally in the election of directors; or

(iii) the sale, transfer or disposition, including but not limited to any spin-off or in-kind distribution, by the Company or by one or more of its subsidiaries of all or substantially all of the assets, business or securities of the Company (on a consolidated basis) to any person or group (other than the Company or its wholly-owned subsidiaries); provided that a Fundamental Change shall not include a spin-off or similar in-kind distribution to the stockholders of the Company in which the holders of Series B Preferred Stock and Series C Preferred Stock are entitled to such distribution as Dividends (as defined in the Series B Certificate of Designation with respect to the Series B Preferred Stock and the Series C Certificate of Designation with respect to the Series C Preferred Stock) without other adjustment to the Conversion Price (as defined in the Series B Certificate of Designation with respect to the Series B Preferred Stock and the Series C Certificate of Designation with respect to the Series C Preferred Stock) if the rights of the holders of Series B Preferred Stock and Series C Preferred Stock pursuant to the Series B Certificate of Designation and the Series C Certificate of Designation, respectively, and the Stockholders’ Agreement are preserved after giving effect to such spin-off or in-kind distribution.

“Investor Director Entitlement” means, a number of Investor Directors (rounded to the nearest whole number) equal to the product of (x) the total number of directors then comprising the full Board and (y) the lesser of the Maximum Voting Percentage and the Elevation Beneficial Ownership Percentage; provided, that, notwithstanding the foregoing (A) subject to clause (B) below, until such time as the Investor Stockholders shall have collectively Transferred (other than pursuant to a bona fide pledge, but not a foreclosure thereon or to one or more Permitted Transferees who continue to be such) more than 70.0% of the aggregate Purchased Shares (calculated on an as-converted to Common Stock basis) and Conversion Shares to Persons other than Permitted Transferees who continue to be such (the “70% Transfer Date”), the Investor Director Entitlement shall in no event be less than one (1) and on and after the 70% Transfer Date, the Investor Director Entitlement means zero (0), and (B) from and after the first time the Investor Stockholders cease to SH Beneficially Own, excluding Shared Beneficial Ownership, at least 7.5% of the Total Current Voting Power of the Survivor of a Fundamental Change, the Investor Director Entitlement shall thereafter mean zero (0). For purposes of this definition, however, “Purchased Shares” shall not include any shares of Series C Preferred Stock Transferred pursuant to, and in accordance with, Section 2.3 of the Series C Securities Purchase Agreement and “Conversion Shares” shall not include any shares of Common Stock that may be issued or are issued upon conversion of shares of Series C Preferred Stock that do not constitute Purchased Shares.

“Investor Director” means any director of the Board designated or nominated for election to the Board by the Investor Stockholders pursuant to Section 2.1 of the Stockholders’ Agreement.

“Investor Stockholder” means Elevation, Elevation Side Fund and their respective Permitted Transferees.

“Maximum Voting Percentage” means 39.9% of the Maximum Voting Power of the Company.

“Maximum Voting Power” means, at the time of determination of the Maximum Voting Power, the total number of votes which may be cast by all capital stock on a matter subject to the vote of the Common Stock, Series B Preferred Stock, Series C Preferred Stock and any other securities that constitute Voting Stock voting together as a single class and after giving effect to any limitation on voting power set forth in the Series B Certificate of Designation or the Series C Certificate of Designation and the certificate of designation or other similar document governing Voting Stock.

“Non-Constituent Issuer Fundamental Change” means a Fundamental Change pursuant to which the Series B Preferred Stock and the Series C Preferred Stock are converted, or convertible, into a security of an entity other than (x) the Company or (y) the surviving entity of a merger or consolidation to which the Company is a constituent party.

“Offering” means (i) a firm commitment underwritten public offering of shares of Common Stock by the Company, or (ii) any offering of Common Stock or of Equity Securities convertible into, or exchangeable or exercisable for, Common Stock by the Company (which, for the avoidance of doubt, shall not be deemed to include any Transfer of shares of Series C Preferred Stock and Warrants required pursuant to, and in accordance with, Section 2.3 of the Series C Securities Purchase Agreement) sold Below Market or for consideration per share that is less than the Series C Conversion Price (as defined in the Series C Certificate of Designation) in effect at the time of such offering, other than shares of Common Stock or other Equity Securities offered or issued in strategic acquisitions, for compensatory purposes, or in any commercial or other transaction the primary purpose of which is other than the raising of additional capital.

“Permitted Transferee” means (i) an Elevation Entity’s directors and officers, (ii) any Elevation Entity, and (iii) any corporation, partnership or limited liability company which is and continues to be an Elevation Entity Controlled Affiliate. In the event that such a corporation, partnership or limited liability company subsequent to a Transfer hereunder ceases to be an Elevation Entity Controlled Affiliate (as referred to in clause (iii) above), or in the event that any Elevation Entity ceases to meet the definition thereof (as referred to in clause (ii) above) or if an Elevation Entity’s director or officer ceases to be such, the Person that shall have ceased to be an Elevation Entity Controlled Affiliate, Elevation Entity, or director or officer shall cease to be considered an Investor Stockholder or Permitted Transferee for any purpose hereunder.

“Preferred Directors” has the meaning assigned thereto in the Series C Certificate of Designation.

“Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Purchased Shares” means the shares of Series C Preferred Stock to be acquired by the Investor Stockholders pursuant to the Series C Securities Purchase Agreement together with the shares of Series B Preferred Stock acquired by the Investor Stockholders pursuant to the Preferred Stock Purchase Agreement.

“Series B Certificate of Designation” means the Certificate of Designation with respect to the Series B Preferred Stock, a true and complete copy of which has been provided to the Rights Agent.

“Series B Preferred Stock” means the Preferred Stock of the Company that is designated as Series B Convertible Preferred Stock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization (other than the shares of Common Stock that may be issued upon conversion of the Series B Preferred Stock as contemplated by the Series B Certificate of Designation).

“Series C Certificate of Designation” means the Certificate of Designation with respect to the Series C Preferred Stock, a true and complete copy of which has been provided to the Rights Agent.

“Series C Preferred Stock” means the Preferred Stock of the Company that is designated as Series C Convertible Preferred Stock and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization (other than the shares of Common Stock that may be issued upon conversion of the Series C Preferred Stock as contemplated by the Series C Certificate of Designation).

“SH Agreement Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person. Notwithstanding the foregoing, (i) the Company, its Subsidiaries and its other controlled SH Agreement Affiliates shall not be considered SH Agreement Affiliates of any Investor Stockholder or their Permitted Transferees, (ii) the portfolio companies in which the Investor Stockholders, any other Elevation Entities or any other Elevation investment fund that is Controlled by, or under common control with, an Elevation Entity have directly or indirectly made a debt or equity investment shall not be considered SH Agreement Affiliates of the Investor Stockholders or their Permitted Transferees if the Investor Stockholders, alone, or together with their Permitted Transferees, (x) in the aggregate SH Beneficially Own securities that would comprise (upon conversion, exchange or exercise of any rights, options, warrants or similar securities, if applicable) less than 50% of the Total Current Voting Power of such portfolio company and (y) do not constitute, nor do they have the contractual or other legal right to elect, a majority of the members of the board or other governing body of such portfolio company, unless such portfolio company has received Confidential Information, directly or indirectly, or has been provided assistance with respect to the acquisition, holding, voting or disposition of Capital Stock from an Investor Stockholder or any of its SH Agreement Affiliates or has otherwise acted in concert with an Investor Stockholder or any of its SH Agreement Affiliates with respect to the acquisition, holding, voting or disposition of Capital Stock and (iii) a corporation or other entity (a “Specified Entity”) with respect to which (x) none of the Investor Stockholders or Elevation Entities has directly or indirectly made a debt or equity investment and (y) none of the Investor Stockholders, alone or together with their Permitted Transferees, constitute, or have the contractual or other legal right to elect, a majority of the members of the board or other governing body of such Specified Entity (and which otherwise is not controlled by an Elevation Entity), but which is an SH Agreement Affiliate of an individual who would be considered a controlling SH Agreement Affiliate of an Elevation Entity, will not be considered an SH Agreement Affiliate of the Investor Stockholders or their Permitted Transferees unless such Specified Entity has received Confidential Information, directly or indirectly or has been provided assistance with respect to the acquisition, holding, voting or disposition of Capital Stock from an Investor Stockholder or any of its SH Agreement Affiliates or has otherwise acted in concert with an Investor Stockholder or any of its SH Agreement Affiliates with respect to the acquisition, holding, voting or disposition of Capital Stock. For the avoidance of doubt, Permitted Transferees shall be considered SH Agreement Affiliates of the Investor Stockholders.

“Shared Beneficial Ownership” means SH Beneficial Ownership in which (a) voting power is shared with another Person, except in the case of the Investor Stockholders and their Permitted Transferees, to the extent that such shared voting power is shared only with another Investor Stockholder or Permitted Transferee and/or (b) the Investor Stockholders and/or their Permitted Transferees have effected a Transfer to a Person other than a Permitted Transferee, provided that any contractual encumbrance resulting from a bona fide incurrence of indebtedness for money borrowed (including an obligation to repay such indebtedness with the proceeds of any Transfer of, or dividend or distribution on, any shares of Series B Preferred Stock, Series C Preferred Stock or Common Stock) not incurred in violation of Section 3.1 of the Stockholders’ Agreement shall not be deemed to be a Transfer, loss or reduction in the SH Beneficial Ownership associated with such shares of Series B Preferred Stock, Series C Preferred Stock or Common Stock.

“Share Ownership Reduction” means a reduction, for any reason, in the Elevation Beneficial Ownership Percentage which would result in a reduction to the number of directors of the Board the Investor Stockholders are entitled to nominate, designate or appoint pursuant to Section 2.1 of the Stockholders’ Agreement.

“Share Ownership Reduction Cure Period” means the period commencing on the date the Company provides the Company Notice pursuant to the terms of the Stockholders’ Agreement and ending on the date 60 days thereafter.

“Standstill Limit” means, at any time, the greater of (i) the product of (x) 10% and (y) the number of Diluted Common Shares Outstanding and (ii) the lesser of (x) the product of (A) the Elevation Ownership Limit and (B) the number of Diluted Common Shares Outstanding and (y) the product of (A) 39.9% and (B) the Maximum Voting Power.

“Standstill Period” means the period beginning on the Closing Date and ending on the latest of (i) the third anniversary of the Closing Date, (ii) the time that the Investor Stockholders no longer have the right (whether pursuant to this Agreement, the Series B Certificate of Designation or the Series C Certificate of Designation) to nominate (or have nominated), designate or elect an Appointed Director or an Investor Director to serve on the Board or board of directors or similar governing body of any Survivor of a Fundamental Change, and (iii) the date that an Elevation Affiliate no longer serves on the Board or on the board of directors or similar governing body of any Survivor of a Fundamental Change.

“SH Beneficial Owner”, “SH Beneficially Own” and “SH Beneficial Ownership” have the meaning given to the terms “beneficial owner”, “beneficially own” and “beneficial ownership”, respectively, in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that (i) a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any person or (y) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for such capital stock of such person and (ii) a Person shall be deemed to be the beneficial owner of any securities with which a Person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such securities.

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, dated January 9, 2009, to which the Company is a party, as amended from time to time, a true and complete copy of which has been provided to the Rights Agent.

“Survivor of a Fundamental Change” means (a) the issuer of the securities received by the holders of Common Stock (in their capacities as such) upon the consummation of a Fundamental Change, to the extent the holders of Common Stock receive other securities in exchange, conversion or substitution of their Common Stock in the transaction that resulted in such Fundamental Change or (b) the Company (or its successor) in all other circumstances of a Fundamental Change.

“13D Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Equity Securities which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-1(a) of the rules and regulations promulgated under the Exchange Act or a Schedule 13G of the rules and regulations promulgated under the Exchange Act pursuant to Rule 13d-1(c) of the rules and regulations promulgated under the Exchange Act with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group SH Beneficially Owned Equity Securities representing more than 5% of any class of Equity Securities then outstanding.

“Total Current Voting Power” means, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast on a general matter of the entity at which all classes of equity voting securities of the entity are entitled to vote (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity) plus, for any determination with respect to the Total Current Voting Power following a Non-Constituent Issuer Fundamental Change, the number of votes that the holders of Series B Preferred Stock and holders of Series C Preferred Stock would have been entitled to vote (by virtue of the number of shares of Series B Preferred Stock and Series C Preferred Stock outstanding immediately prior to the Fundamental Change) if they had converted to Common Stock pursuant to the respective Series B Certificate of Designation and Series C Certificate of Designation immediately prior to the Fundamental Change; provided that for any determination with respect to the Total Current Voting Power of the Company, such determination shall take into account the limitation resulting from application of the Maximum Voting Percentage pursuant to Section 4(a) of the Series B Certificate of Designation and Section 4(a) of the Series C Certificate of Designation.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge (other than a bona fide pledge not in violation of Section 3.1 of the Stockholders’ Agreement (but not a foreclosure thereon)), encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge (other than (except for purposes of Section 3.1(b) of the Stockholders’ Agreement) a bona fide pledge not in violation of Section 3.1 of the Stockholders’ Agreement (but not a foreclosure thereon)), encumbrance, hypothecation or similar disposition of, any shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Common Stock, Warrants or Warrant Shares beneficially owned by a person or any interest (including any Economic

Rights or Voting Rights or creation of Shared Beneficial Ownership) in any shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Common Stock, Warrants or Warrant Shares beneficially owned by a Person, provided that (except for purposes of Section 3.1(b) of the Stockholders’ Agreement) any contractual encumbrance resulting from a bona fide incurrence of indebtedness for money borrowed (including an obligation to repay such indebtedness with the proceeds of any Transfer of, or dividend or distribution on, any shares of Series B Preferred Stock, Series C Preferred Stock or Common Stock) not incurred in violation of Section 3.1 of the Stockholders’ Agreement shall not be deemed to be a Transfer associated with such shares of Series B Preferred Stock or Series C Preferred Stock, Conversion Shares, Common Stock, Warrants or Warrant Shares.

“Voting Rights” shall mean the power to vote or direct the voting of any security (subject to any bona fide pledge, but not foreclosure thereon).

“Voting Stock” means shares of the Common Stock, Series B Preferred Stock, Series C Preferred Stock and any other securities of the Company or its successor having the power to vote in the election of members of the Board or its successor.

“Warrant Shares” means the shares of Common Stock that may be issued upon the exercise of the Warrants.

“Warrants” means the warrants exercisable for a number of shares of Common Stock to be acquired by the Investor Stockholders pursuant to the Series C Securities Purchase Agreement.

(b) Notwithstanding the definition of “Affiliate” and “Associate” in Section 1(c) of this Agreement, a Person shall not be deemed to be an “Affiliate” or “Associate” of an Investor Stockholder or any of their Permitted Transferees, unless such Person is an SH Agreement Affiliate of an Investor Stockholder or any of their Permitted Transferees.

(c) Notwithstanding anything in this Agreement to the contrary, no Investor Stockholder, Elevation Entity or any of their respective SH Agreement Affiliates (or any of the foregoing Persons acting in concert with any other Person) shall be deemed to be an Acquiring Person, and no Shares Acquisition Date or Distribution Date shall be deemed to have occurred, unless such Person(s) would, but for the provisions of this Section 36, be deemed to be an Acquiring Person pursuant to Section 1(a) of this Agreement and, in addition, the Common Stock SH Beneficially Owned in the aggregate by the Investor Stockholders, the Elevation Entities and their respective SH Agreement Affiliates (including, without limitation, any 13D Group of which any Investor Stockholder, Elevation Entity or any of their respective SH Agreement Affiliates is a member) would exceed the Standstill Limit then in effect (regardless of the termination of the Standstill Period or any other provision of the Stockholders’ Agreement) except as a result of (A) the SH Beneficial Ownership of or exercise of any Rights by an Investor Stockholder, an Elevation Entity or any of their respective SH Agreement Affiliates (including, without limitation, any 13D Group of which any Investor Stockholder,

Elevation Entity or any SH Agreement Affiliate thereof is a member), (B) the Beneficial Ownership of Purchased Shares and Warrants and/or the receipt of any Capital Stock, rights or other securities from the Company pursuant to the terms of the Series B Preferred Stock, the Series C Preferred Stock or the Warrants (or the exercise or conversion of any such Capital Stock, rights or other securities) by an Investor Stockholder or any SH Agreement Affiliate thereof (including, without limitation, any 13D Group of which any Investor Stockholder or any SH Agreement Affiliate thereof is a member) and (C) the issuance of any Equity Securities to Appointed Directors or Investor Directors in their capacities as such; provided, that for purposes of calculating the number of shares of Common Stock SH Beneficially Owned by the Investor Stockholders and their SH Agreement Affiliates, there shall be excluded from such calculation shares of Common Stock SH Beneficially Owned by SH Agreement Affiliates of the Investor Stockholders that are not also SH Beneficially Owned by the Investor Stockholders up to the maximum number of shares of Common Stock that will be excluded pursuant to this clause equal to one percent (1%) of the Diluted Common Shares Outstanding.

(d) Notwithstanding anything in this Agreement to the contrary, (i) any Person who is not an Investor Stockholder, Elevation Entity or SH Agreement Affiliate thereof, and who is not a member of any 13D Group of which any Investor Stockholder, Elevation Entity or SH Agreement Affiliate thereof is a member (such Person, a “Contracting Party”), enters into an agreement, arrangement or understanding with an Investor Stockholder, Elevation Entity or SH Agreement Affiliate thereof with respect to the purchase or sale from or to such Contracting Party of any Series B Preferred Stock, Series C Preferred Stock, Conversion Shares, Warrants, Warrant Shares or other Equity Securities (the securities that are the subject of such purchase/sale arrangement, “Subject Securities”), which agreement, arrangement or understanding is not in violation of the provisions of Section 4.2(a) of the Stockholders’ Agreement (without regard to Section 4.2(b) thereof) (to the extent directly relating to such purchase/sale, an “Unrelated Contract”), then (A) such Contracting Party and its Affiliates and Associates shall not be deemed to Beneficially Own by virtue of such Unrelated Contract any Series B Preferred Stock, Series C Preferred Stock, Conversion Shares, Warrants, Warrant Shares or other Equity Securities held by any Investor Stockholder, Elevation Entity or SH Agreement Affiliate thereof, other than the Subject Securities, and (B) no Investor Stockholder, Elevation Entity or SH Agreement Affiliate thereof shall be deemed to Beneficially Own by virtue of such Unrelated Contract any Series B Preferred Stock, Series C Preferred Stock, Conversion Shares, Warrants, Warrant Shares or other Equity Securities held by the Contracting Party or its Associates and Affiliates, other than any Subject Securities, (it being understood, for the purposes of clarity, that this sentence shall not in any way exclude from operation of this Agreement the effects of (x) any other agreement, arrangement or understanding with respect to the acquisition, disposition, holding or voting of any Equity Securities other than the purchase or sale, as applicable, of the Subject Securities and/or (y) any acting in concert by any Persons with respect to the acquisition, disposition, holding or voting of any Equity Securities other than the purchase or sale, as applicable, of the Subject Securities); and (ii) to the extent that any Series B Preferred Stock, Series C Preferred Stock, Conversion Shares, Warrants, Warrant Shares or other Equity Securities held by any Investor Stockholder, Elevation

Entity or SH Agreement Affiliate thereof are subject to any bona fide pledge (but not a foreclosure thereon) or contractual encumbrance (collectively, “Encumbrances”) resulting from a bona fide incurrence of indebtedness for money borrowed that is not entered into with the intent or purpose of effecting any action that would otherwise be prohibited by Article III or Section 4.2(a) of the Stockholders’ Agreement (“Loans”) from any bank or financial institution (a “Loan Party”) (such securities, “Pledged Securities”), (A) no Loan Party or any of its Associates or Affiliates shall be deemed to Beneficially Own by virtue of any such Encumbrances or agreements (to the extent directly relating to such Loans) any such Pledged Securities except any Equity Securities acquired by such Lender as a result of the foreclosure on such Pledged Securities and (B) no Investor Stockholder, Elevation Entity or SH Agreement Affiliate thereof shall be deemed to Beneficially Own any Series B Preferred Stock, Series C Preferred Stock, Conversion Shares, Warrants, Warrant Shares or other Equity Securities held by any Loan Party or any of its Associates or Affiliates by virtue of any such Encumbrances, or such agreements (to the extent directly relating to such Loans).”

5. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

6. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

7. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto hereby agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day first above written.

PALM, INC.

By:	/s/ Edward T. Colligan
Name:	Edward T. Colligan
Title:	CEO

COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

By:	/s/ Katherine Anderson
Name:	Katherine Anderson
Title:	Manager

(Signature Page to Amendment No. 5 to Preferred Stock Rights Agreement)